Exhibit 99.3

FORM OF
CHARTER OF THE NOMINATING AND CORPORATE GOVERNANCE
COMMITTEE OF THE BOARD OF DIRECTORS
OF FRIENDFINDER NETWORKS INC.

I.

PURPOSES

The Nominating and Corporate Governance Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of FriendFinder Networks Inc. (the “Company”) for the purposes of (a) assisting the Board in identifying individuals qualified to serve as members of the Board, (b) developing and recommending to the Board a set of corporate governance principles for the Company, and (c) overseeing the evaluation of the Board and management of the Company.

II.

RESPONSIBILITIES

In addition to such other duties as the Board may from time to time assign, the Committee shall:

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identify individuals qualified to become Board members, consistent with criteria approved by the Board;

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recommend to the Board the director nominees for election by the stockholders at each meeting of stockholders at which directors will be elected and recommend to the Board nominees to fill any vacancies and newly created directorships on the Board;

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develop and recommend to the Board a set of corporate governance guidelines applicable to the Company and review and reassess the adequacy of such guidelines periodically and recommend any proposed changes to the Board for approval;

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oversee the evaluation of the Board and management of the Company;

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periodically review the criteria for the selection of new directors to serve on the Board and recommend any proposed changes to the Board for approval;

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evaluate candidates for Board membership, including those recommended by stockholders in compliance with the Company’s Bylaws;

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periodically review and make recommendations regarding the composition and size of the Board;

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periodically review and make recommendations regarding the composition, size, purpose, structure, operations and charter of each of the Board’s committees, including the creation of additional committees or elimination of existing committees;

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annually recommend to the Board the chairpersons and members of each of the Board’s committees;

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conduct an annual performance evaluation of the Committee; and

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review and reassess the adequacy of this Charter periodically and recommend any proposed changes to the Board for approval.

III.

COMPOSITION

The Committee shall be comprised of at least three members (including a Chairperson), all of whom shall be “independent directors,” as such term is defined in the rules and regulations of the New York Stock Exchange.  The members of the Committee and the Chairperson shall be selected not less frequently than annually by the Board and serve at the pleasure of the Board.  A Committee member (including the Chairperson) may be removed at any time, with or without cause, by the Board.  The Board may designate one or more independent directors as alternate members of the Committee, who may replace any absent or disqualified member or members at any meetings of the Committee.

IV.

MEETINGS AND OPERATIONS

The Committee shall meet as often as necessary, but at least once each year, to enable it to fulfill its responsibilities.  The Committee shall meet at the call of its Chairperson.  The Committee may meet by telephone conference call or by any other means permitted by law or the Company’s Bylaws.  A majority of the members of the Committee shall constitute a quorum.  The Committee shall act on the affirmative vote of a majority of members present at a meeting at which a quorum is present.  Subject to the Company’s Bylaws, the Committee may act by unanimous written consent of all members in lieu of a meeting.  The Committee shall determine its own rules and procedures, including designation of a chairperson pro tempore in the absence of the Chairperson, and designation of a secretary.  The secretary need not be a member of the Committee and shall attend Committee meetings and prepare minutes.  The Committee shall keep written minutes of its meetings, which shall be recorded or filed with the books and records of the Company.  Any member of the Board shall be provided with copies of such Committee minutes if requested.

The Committee may ask members of management, employees, outside counsel, or others whose advice and counsel are relevant to the issues then being considered by the Committee to attend any meetings and to provide such pertinent information as the Committee may request.  The Committee shall have authority to delegate any of its responsibilities to one or more subcommittees as the Committee may from time to time deem appropriate.

The Chairperson of the Committee shall be responsible for leadership of the Committee, including preparing the agenda, presiding over Committee meetings, making Committee assignments and reporting the Committee’s actions to the Board from time to time as requested by the Board.

V.

AUTHORITY

The Committee has the authority, to the extent it deems appropriate, to retain one or more search firms to be used to identify director candidates.  The Committee shall have the sole authority to retain and terminate any such consulting firm, and to approve the firm’s fees and other retention terms.  The Committee shall also have the authority, to the extent it deems necessary or appropriate, to retain other advisors. The Company will provide for appropriate funding, as determined by the Committee, for payment of compensation to any search firm or other advisors employed by the Committee.

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